JOHN HANCOCK INVESTMENT TRUST
                              101 Huntington Avenue
                                Boston, MA 02199



John Hancock Funds, Inc.
101 Huntington Avenue
Boston, MA  02199

Ladies and Gentlemen:

         Pursuant to Section 14 of the Distribution Agreement dated as of December 22, 1994 between John Hancock Investment Trust (the "Trust") and John Hancock Broker Distribution Services, Inc., now known as John Hancock Funds, Inc., please be advised that the Trust has established a new series of its shares, namely, John Hancock Strategic Growth Fund (the "Fund"), and please be further advised that the Trust desires to retain John Hancock Funds, Inc. to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

         Please indicate your acceptance of this responsibility by signing this letter as indicated below.



JOHN HANCOCK FUNDS, INC.         JOHN HANCOCK INVESTMENT TRUST
                                 On behalf of John Hancock Strategic Growth Fund



By:/s/ James V. Bowhers                  By:/s/ Maureen R. Ford
   --------------------                         -------------------
       James V. Bowhers                         Maureen R. Ford
       President                                President


Dated:  December 1, 2001


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Amendment